THE ASIA PACIFIC FUND, INC.

(the “Fund”)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

PRINCIPAL FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This code of ethics (“Code”) is established for the Fund pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (“SOA”) and the rules adopted thereunder by the Securities and Exchange Commission (“SEC”). The Code applies to the Fund’s Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer or Controller, or senior officers performing similar functions (the “Covered Officers,” each of whom is set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund. The Fund’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Fund and the Fund’s investment adviser, administrator, or other service providers to the Fund (together “Service Providers”), of which the Covered Officers may also be principals or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for a Service Provider, or for both), be involved in establishing policies and implementing decisions that will have different effects on such Service Providers and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Fund and its Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund’s Board of Directors (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•

not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

•	not retaliate against any other Covered Officer or any employee of the Fund or its affiliated persons for reports of potential violations that are made in good faith.

There are some actual or potential conflict of interest situations that should always be brought to the attention of, and discussed with, the Fund’s Compliance Officer (as defined below in Section IV of this Code), if material. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any non-nominal gifts;

•

the receipt of any entertainment from any company with which a Fund has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any ownership interest in (other than insubstantial interests in publicly-traded entities), or any consulting or employment relationship with, any of the Fund’s Service Providers, other than its investment adviser, administrator or any affiliated person thereof; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

Each Covered Officer:

•	should familiarize himself with the disclosure requirements generally applicable to the Fund;

•

should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund’s Board and auditors, and to governmental regulators and self-regulatory organizations;

•

should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and its Service Providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

•	is responsible for promoting compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he has complied with the requirements of the Code; and

•	notify the Secretary of the Fund promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chairman of the Audit Committee (the “Compliance Officer”) is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Secretary will notify the Compliance Officer promptly upon receipt of notice of any violation of the Code.

The Fund will follow the following procedures in investigating and enforcing this Code:

•	the Compliance Officer will take all appropriate action to investigate any potential violations reported to him;

•	if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

•

any matter that the Compliance Officer believes is a violation or that the Compliance Officer believes should be reviewed by the Fund’s Board or Audit Committee will be reported to the Board or Audit Committee;

•

based upon its review of any matter referred to it, the Fund’s Board or Audit Committee shall determine whether a violation has occurred, whether a grant of waiver is appropriate or whether some other action should be taken. Based upon its determination, the Fund’s Board or Audit Committee may take such action as it deems appropriate which may include, without limitation, modifications of applicable policies and procedures; notification to appropriate personnel of the Fund’s Service Providers or their boards; or recommendation to dismiss the Covered Officer; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of SOA and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund or its Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund’s and its investment adviser’s codes of ethics under Rule 17j-1 under the 1940 Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly by the Secretary. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Directors and outside counsel to the Fund.

VIII.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

IX.	Recordkeeping

The Fund shall keep the information disclosed about waivers and amendments under the Code for the period of time specified in the rules adopted pursuant to Section 406 of the SOA and furnish such information to the SEC or its staff upon request.

Adopted and approved as of September 19, 2003.

EXHIBIT A

Persons Covered by this Code of Ethics

Brian A. Corris	President and Principal Executive Officer

M. Sadiq Peshimam	Treasurer and Principal Financial and Accounting Officer

A-1

Annual Affirmation to the Board of Directors

I am a Covered Officer under the Fund’s Code of Ethics for Principal Executive and Principal Financial Officers (the “Code”). I affirm that I have complied with the requirements of the Code from the date of my election as Principal Financial Officer on June 1, 2008 through the date of this affirmation.

Date: May 30, 2013	/s/ M. Sadiq Peshimam
Name: M. Sadiq Peshimam Title: Treasurer and Prinicipal Financial and Accounting Officer

Annual Affirmation to the Board of Directors

I am a Covered Officer under the Fund’s Code of Ethics for Principal Executive and Principal Financial Officers (the “Code”). I affirm that I have complied with the requirements of the Code from the date of my election as President and Principal Executive Officer on February 20, 2007 through the date of this affirmation.

Date: May 31, 2013	/s/ Brian A. Corris
Name: Brian A. Corris Title: President and Principal Executive Officer